Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of NextPlat Corp. and subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022 of our report dated April 11, 2024 included in its Registration Statements on Form S-3 (No. 333-269422, 333-268488, 333-262748 and 333-272809) relating to the consolidated financial statements.

/s/ RBSM LLP

New York, New York

April 11, 2024